UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Cyclerion Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
   , 2023
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Cyclerion Therapeutics, Inc. The annual meeting will be held on May 15, 2023, at 8:00 a.m., Eastern Time at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Blvd, #1600, Boston, MA 02210.
It is important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting by attending in person but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.
Your continued support of and interest in Cyclerion Therapeutics, Inc. are sincerely appreciated.
Sincerely,

Peter M. Hecht, Ph.D. Chief Executive Officer

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION DATED MARCH 22, 2023

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE & TIME:	May 15, 2023, at 8:00 a.m., Eastern Time.

PLACE:
This year’s annual meeting of stockholders (the “Annual Meeting”) of Cyclerion Therapeutics, Inc. (the “Company”) will be held at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Blvd, #1600, Boston, MA 02210.

ITEMS OF BUSINESS:	(1)	To elect five directors for a term of one year (the “Election of Directors Proposal”);

(2)
To ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (the “Auditor Ratification Proposal”);

(3)
To grant the Board of Directors the discretionary authority to amend the Company’s Restated Articles of Organization to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock, at any time within one year after stockholder approval is obtained, by a ratio of not less than 1-for-5 and not more than 1-for-20, with the exact ratio to be set within this range as determined by the Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”);

(4)
To approve a proposal to adjourn the Annual Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Election of Directors Proposal, the Auditor Ratification Proposal or the Reverse Stock Split Proposal (the “Adjournment Proposal”); and

	(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the Annual Meeting or any adjournment of that meeting only if you were a stockholder at the close of business on March 20, 2023.

VOTING BY PROXY:
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

STOCKHOLDER LIST:
A list of stockholders as of the record date will be available for inspection by any stockholder during the period from two business days after the date hereof through the Annual Meeting at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Blvd, #1600, Boston, MA 02210.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 15, 2023: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2022 Annual Report on Form 10-K are available at www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS,

Anjeza Gjino
Chief Financial Officer and Corporate Secretary
Cambridge, MA
   , 2023

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES, YOUR PROXY WILL NOT BE USED. PLEASE REVIEW THE INSTRUCTIONS ON EACH OF YOUR VOTING OPTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AS WELL AS ON THE PROXY CARD.

i

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

May 15, 2023
GENERAL INFORMATION
This proxy statement is furnished to stockholders of Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company” or “Cyclerion”), in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on May 15, 2023, at 8:00 a.m., Eastern Time at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Blvd, #1600, Boston, MA 02210.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, available to our stockholders electronically via the Internet at www.proxyvote.com. On or about    , 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”), containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. Accordingly, we have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies and we are not required to include a Compensation Discussion and Analysis section in this proxy statement. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 20, 2023 will be entitled to vote at the Annual Meeting. On the record date, there were 43,524,894 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 20, 2023, your shares were registered directly in your name with Cyclerion’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote by attending the meeting in person or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 20, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
The following matters are scheduled for a vote:
•	To elect five directors for a term of one year (the “Election of Directors Proposal”);
•
To ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (the “Auditor Ratification Proposal”);

•
To grant the Board of Directors the discretionary authority to amend the Company’s Restated Articles of Organization to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock, at any time within one year after stockholder approval is obtained, by a ratio of not less than 1-for-5 and not more than 1-for-20, with the exact ratio to be set within this range as determined by the Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”); and

•
To approve a proposal to adjourn the Annual Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Election of Directors Proposal, the Auditor Ratification Proposal or the Reverse Stock Split Proposal (the “Adjournment Proposal”).

How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•	FOR the election of each director nominee named in this proxy statement;
•	FOR the Auditor Ratification Proposal;
•	FOR the Reverse Stock Split Proposal; and
•	FOR the Adjournment Proposal.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I attend and vote?
You are entitled to attend and participate in the Annual Meeting only if you were a stockholder as of the record date or if you hold a valid proxy for the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if you plan to attend the Annual Meeting in person.
If you are a stockholder of record and your shares are registered directly in your name, you may vote:
•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the proxy card.

•
By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the control number that is on the proxy card when voting.

•
By Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board of Directors and will be voted according to the discretion of the named proxy holders on the proxy card upon any other business that may properly be brought before the Special Meeting and at all adjournments and postponements thereof.

•
In Person at the Annual Meeting. If you attend the Annual Meeting, please be sure to bring a form of personal picture identification with you. You may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares of common stock are held by a bank, broker or other nominee, you may vote:
•	By Internet or By Telephone. You will receive instructions from your bank, broker or other nominee if you are permitted to vote by Internet or telephone.
•	By Mail. You will receive instructions from your bank, broker or other nominee explaining how to vote your shares by mail.
•
In Person at the Annual Meeting. If you attend the Annual Meeting, in addition to picture identification, you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of 5:00 p.m. Eastern Time on the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

Will my shares be voted if I do not return my proxy?
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or in person at the Annual Meeting.
Stock exchange rules allow brokers to vote on your behalf for certain matters if you do not provide voting instructions with respect to your shares. Broker non-votes are shares represented at the Annual Meeting held by banks, brokers or other nominees for which instructions have not been received from the beneficial owners or persons entitled to vote such shares and such banks, brokers or other nominees do not have discretionary voting power to vote such shares.
Without your specific instructions as to how to vote, your bank, broker or other nominee may not vote your shares with respect to the Election of Directors Proposal. Based on stock exchange rules, we believe that the Auditor Ratification Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal are matters for which banks, brokers or other nominees may vote on your behalf without voting instructions. If they exercise this discretionary authority, no broker non-votes are expected to occur in connection with the Auditor Ratification Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal. If a bank, broker or other nominee does not have instructions from you with respect to the Election of Directors Proposal or if such bank, broker or other nominee does not have instructions from you and does not exercise its discretionary authority with respect to the Auditor Ratification Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal, then broker non-votes would occur in these circumstances.
We encourage you to vote or to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.
Our Board does not currently know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.

How are votes counted?
Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting.
Abstentions and shares represented by proxies reflecting abstentions, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They are not considered votes cast and therefore will not have the effect of a vote against any proposal, except in the case of the Reverse Stock Split Proposal, where they will have the same effect as a vote against such proposal. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, are not considered votes cast and therefore will not have the effect of a vote against any proposal, except in the case of the Reverse Stock Split Proposal, where they will have the same effect as a vote against such proposal. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum and may be entitled to vote on certain matters at the Annual Meeting.
Who pays the cost of soliciting proxies?
The Company will pay the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and other vendors for forwarding solicitation material to beneficial owners of our outstanding common stock. The Company may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for their services. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We do not currently plan to engage any such third party.
Can I change or revoke my vote?
You may change or revoke your proxy at any time before it is voted by notifying the Corporate Secretary of the Company in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet prior to the close of the Internet voting facility, by transmitting a subsequent vote by telephone prior to the close of the telephone voting facility, or by attending the Annual Meeting and voting in person. If your stock is held by a bank, broker or other nominee, you must contact your bank, broker or nominee for instructions as to how to change your vote.
What constitutes a quorum at the Annual Meeting?
In accordance with Massachusetts law (the law under which we are incorporated) and our Bylaws, the presence at the Annual Meeting, by proxy or by attending in person, of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.
If a quorum is not present at the Annual Meeting, a majority of the stockholders present by attending in person and by proxy may adjourn the meeting to another date. If a new record date is fixed for the adjourned meeting by our Board, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.
What vote is required to elect our directors for a one-year term?
A nominee for director will be elected if the number of votes cast for the election of that nominee at the Annual Meeting, by voting in person or by proxy, exceeds the number of votes cast against that nominee. Abstentions and broker or nominee non-votes, and shares represented by proxies reflecting abstentions and broker or nominee non-votes, are not considered votes cast and therefore will not have the effect of a vote against the election of any nominee.

What vote is required to ratify Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023?
Ernst & Young LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2023 if the number of votes cast for ratification at the Annual Meeting, by voting in person or by proxy, exceeds the number of votes cast against ratification. Abstentions and broker or nominee non-votes, and shares represented by proxies reflecting abstentions and broker or nominee non-votes, are not considered votes cast and therefore will not have the effect of a vote against ratification.
What vote is required to grant the Board discretionary authority to amend our Restated Articles of Organization to effect a reverse stock split of the issued and outstanding shares of our common stock?
The proposal to grant the Board discretionary authority to amend our Restated Articles of Organization to effect a reverse stock split will be approved if the holders of a majority of all shares entitled to vote at the Annual Meeting, voting in person or by proxy, approve the proposal. Abstentions and broker or nominee non-votes, and shares represented by proxies reflecting abstentions and broker or nominee non-votes, will have the same effect as a vote against this proposal.
What vote is required to adjourn the Annual Meeting for the purpose of soliciting additional proxies?
The proposal to adjourn the Annual Meeting for the purpose of soliciting additional proxies will be approved if the number of votes cast for adjournment at the Annual Meeting, by voting in person or by proxy, exceeds the number of votes cast against adjournment. Abstentions and broker or nominee non-votes, and shares represented by proxies reflecting abstentions and broker or nominee non-votes, are not considered votes cast and therefore will not have the effect of a vote against this proposal.
What are the consequences if the Reverse Stock Split Proposal is not approved by stockholders?
If stockholders fail to approve the Reverse Stock Split Proposal, our Board of Directors would not have the authority to effect a reverse stock split to, among other things, facilitate the continued listing of our common stock on the Nasdaq Capital Market by increasing the per share trading price of our common stock to help ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement. Any inability of our Board of Directors to effect a reverse stock split could expose us to delisting from the Nasdaq Capital Market.

PROPOSAL 1

ELECTION OF DIRECTOR NOMINEES
Our Bylaws provide that our Board shall consist of no less than three directors (except when there are fewer than three shareholders), and that the number of directors may be increased or decreased at any time by a vote of a majority of the directors then in office. Our Board currently consists of nine directors, all of whose current terms will expire at the Annual Meeting. Effective immediately prior to the Annual Meeting, our Board has approved a decrease in the size of our Board to five directors. The following individuals are being nominated to serve on our Board: Errol De Souza, Ph.D., Peter Hecht, Ph.D., Steven Hyman, M.D., Ole Isacson, M.D., Ph.D., and Terrance McGuire.
For information about each of our nominees and our Board generally, please see “Corporate Governance” beginning immediately after this proposal.
If elected, the nominees will hold office until the next Annual Meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each nominee will be available for election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board.
Vote Required for Approval
A nominee for director will be elected if the number of votes cast for the election of that nominee at the Annual Meeting, by voting in person or by proxy, exceeds the number of votes cast against that nominee.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED ABOVE.

CORPORATE GOVERNANCE
Our Board size is currently set at nine directors. Effective immediately prior to the Annual Meeting, our Board has approved a decrease in the size of our Board to five directors. The following individuals have been nominated to serve on our Board (See “Proposal 1 - Election of Director Nominees” above):
Name	Age(1)	Position	Director Since
Errol De Souza, Ph.D.	69	Director	2021
Peter Hecht, Ph.D.	59	Chief Executive Officer and Director	2019
Steven Hyman, M.D.	70	Director	2022
Ole Isacson, M.D., Ph.D.	63	Director	2019
Terrance McGuire	66	Director	2019
(1)	As of March 20, 2023.
The following biographies set forth the names of our director nominees, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director, except as disclosed below.
Errol De Souza, Ph.D. has served as a member of our Board of Directors since April 2021. Dr. De Souza has been the executive chairman of Bionomics Limited from November 2018 to December 2022, and non-executive chairman since January 2023. Previously, Dr. De Souza served as president, chief executive officer, and director of several companies, including Neuropore Therapies, Inc from January 2017 to December 2019, Biodel, Inc. from March 2010 to January 2016, Archemix Corp from April 2003 to March 2009 and Synaptic Pharmaceutical Corporation from September 2002 to March 2003. From September 1998 to September 2002 Dr. De Souza held senior vice president roles at Hoechst Marion Roussel Pharmaceuticals, Inc. and Aventis Pharmaceuticals, Inc. He was also founder, chief scientific officer and director at Neurocrine Biosciences, Inc. from October 1992 to August 1998 and Head of CNS Diseases Research at DuPont Merck from May 1990 to October 1992. Dr. De Souza is currently a member of the board of directors of Bionomics Limited and Royalty Pharma. He has previously served on the board of directors of Catalyst Biosciences, Inc., Targacept, Inc., IDEXX Laboratories, Palatin Technologies, Inc. and a number of private company boards.
Dr. De Souza received a B.A. in physiology and a Ph.D. in endocrinology from the University of Toronto. Dr. De Souza brings to our Board of Directors extensive strategic and CNS experience as an executive in the bio-pharmaceutical industry, having founded companies and served as executive chairman, president, and CEO of several private bio-pharmaceutical companies.
Peter Hecht, Ph.D. has served as our chief executive officer and a member of our Board of Directors since we commenced operations as an independent company in April 2019. Previously, he served as the chief executive officer of Ironwood and as a member of its board of directors from its founding in 1998 to March 2019. Under Dr. Hecht’s leadership, Ironwood grew into a commercial biotechnology company with over 700 employees, the market-leading IBS-C drug, and five novel drug candidates in clinical development. Prior to founding Ironwood, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht serves on the boards of Kallyope Inc., and Mythic Therapeutics, both privately held biotechnology companies.
Dr. Hecht earned a B.S. in mathematics and an M.S. in biology from Stanford University, and a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht’s experiences as the founder of a commercial biotechnology company and his tenure as its chief executive officer and a board member make him a valuable member of our Board of Directors.
Steven Hyman, M.D. has served as a member of our Board of Directors since July 25, 2022. Dr. Hyman is a Distinguished Service Professor and Harald McPike Professor of Stem Cell and Regenerative Biology, Harvard University and a Core Institute Member of the Broad Institute of MIT and Harvard where he directs the Stanley

Center for Psychiatric Research. Dr. Hyman also serves as chairman of the board of directors of the Charles A. Dana Foundation (NY). In the private sector, Dr. Hyman is founder of Emugen Therapeutics, a director of Voyager Therapeutics, Q-State Biosciences and Vesalius, and serves on the scientific advisory boards of Janssen and F-Prime Capital.
From 2001 to 2011 Dr. Hyman served as Provost (chief academic officer) of Harvard University, and from 1996 to 2001, as Director of the National Institute of Mental Health (NIMH), a component of the US National Institutes of Health. Dr. Hyman has served as Editor of the Annual Review of Neuroscience (2002-2016), founding President of the International Neuroethics Society (2008-2013), President of the Society for Neuroscience (2015), and President of the American College of Neuropsychopharmacology (2018). Dr. Hyman is a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, and a member of the National Academy of Medicine.
Dr. Hyman received his B.A. from Yale College, an M.A. from the University of Cambridge, which Dr. Hyman attended as a Mellon fellow studying history and philosophy of science, and an M.D. from Harvard Medical School. Dr. Hyman’s brings to our Board of Directors a deep expertise as a world-renowned leader in neuroscience leading large-scale, collaborative research programs aimed to discover and develop novel biomarkers and therapeutics for neuropsychiatric diseases.
Ole Isacson, M.D., Ph.D. has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Dr. Isacson has been professor of neurology and neuroscience at Harvard Medical School since 2002. Prior to his current role, Dr. Isacson served in a number of academic roles at Harvard Medical School. Since its founding in 2005, Dr. Isacson has been principal faculty of the Harvard Stem Cell Institute and is the founding director of the Neuroregeneration Institute at McLean Hospital, where he has served as a director since 2010. From September 2016 to May 2017, Dr. Isacson was the chief scientific officer and senior vice president for Pfizer Inc.’s Neuroscience and Pain Worldwide R&D division.
Dr. Isacson received his Medical Bachelor and Doctor of Medicine degrees from the University of Lund in Sweden. Dr. Isacson brings significant medical and scientific insight to our Board of Directors, as well as experience leading the R&D function of a multinational biopharmaceutical company.
Terrance McGuire has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Mr. McGuire was a co-founder and is currently a general partner of Polaris Partners. Prior to starting Polaris Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He serves on the board of directors of several private companies and has served on the boards of Acceleron Pharma, Inc., Arsanis, Inc., Ironwood and Pulmatrix, Inc. Mr. McGuire is the former chairman of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School.
Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A. from Harvard Business School. Mr. McGuire brings to our Board of Directors extensive experiences as a venture capitalist focused on the biotechnology industry, as well as many years of experience as a director of biotechnology companies guiding them in the execution of their corporate strategy and objectives.
Independence of Directors
As required under the listing standards of the Nasdaq Capital Market (“Nasdaq”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors satisfy the independence standard established by the Nasdaq listing standards, as well as the corporate governance guidelines adopted by our Board of Directors: Messrs. Conrades and McGuire, Drs. Hyman, Isacson, Mendelsohn and De Souza, and Mses. Fanucci and Lovell. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
The Board of Directors of the Company has an independent Chair, Ms. Fanucci, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s functions is informed, tailored oversight of Cyclerion’s risk management process. The Board oversees risk directly through the Board as a whole, as well as through various Board standing committees that address risks specific to their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
We have implemented and continue to refine an enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Periodically, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our Board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our Board.
Our Audit Committee has the responsibility to consider and discuss our major financial and IT risk exposure and the approach management uses to monitor and control this exposure, including guidelines and policies to govern the risk management processes. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee oversees and reviews our compensation policies and programs to ensure that they encourage an appropriate balance of risk and reward, and that they align management’s incentives with those of our stockholders.
Meetings of the Board of Directors, Attendance and Overboarding
The Board of Directors met thirty times in 2022. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he or she served, except that Mr. Hecht and Mr. McGuire attended fewer meetings solely because they were recused based on possible interests in matters being discussed at certain meetings.
In addition, as provided in our corporate governance guidelines, all directors are expected to be able to dedicate sufficient time to ensure the diligent performance of his or her duties on the Company’s behalf, including attending Board and applicable committee meetings as well as the annual meetings of stockholders. All of our then directors attended the 2022 annual meeting of stockholders.
Our corporate governance guidelines also provide that directors should not serve on more than a total of four public company boards of directors and that directors who hold the position of chief executive officer of a public company should not serve on more than a total of two public company boards of directors (including the board of his or her own company). The Company also expects that each director will avoid circumstances that create an actual or perceived conflict of interest and has a process in place to appropriately evaluate any perceived conflict of interest. Our Nominating and Corporate Governance Committee and Board of Directors regularly evaluate our directors’ commitments at other public companies to confirm compliance with our overboarding policy, discussed above, and to ensure that they are able to devote sufficient time to their duties at the Company.
Information Regarding Committees of the Board of Directors
The Board of Directors has four committees: (a) an Audit Committee, (b) a Compensation Committee, (c) a Science Committee, and (d) a Nominating and Corporate Governance Committee, each of which operates pursuant to a charter adopted by our Board. The following table provides membership of each Board committee.
Name	Audit Committee	Compensation Committee	Science Committee	Nominating and Corporate Governance Committee
George Conrades	X*	X
Errol De Souza, Ph.D.			X
Marsha Fanucci				X
Steven Hyman, M.D.			X
Ole Isacson, M.D., Ph.D.		X*	X
Stephanie Lovell	X	X
Terrance McGuire	X			X*
Michael Mendelsohn, M.D.			X*	X
*	Committee Chairperson
Below is a description of the Audit Committee, the Compensation Committee, the Science Committee, and the Nominating and Corporate Governance Committee. Each such committee has authority to engage legal counsel or other experts or consultants, as it deems necessary to carry out its responsibilities. The Board of Directors has determined that each member of each such committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for, among other duties:
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;
•
discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and internal auditing procedures, including any material weaknesses in either;

•
discussing with management and our independent registered public accounting firm any significant risks or exposures facing the Company and the related mitigation plans, and reviewing the Company’s compliance with such mitigation plans;

•	reviewing and discussing with management and our independent registered public accounting firm the quality and acceptability of our accounting policies and all material correcting adjustments;
•	appointing, retaining, overseeing and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

•
approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the Audit Committee’s pre-approval policy;

•
discussing with our independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

•	reviewing and approving all related party transactions;
•	recommending to our Board of Directors whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;
•	reviewing with our independent registered public accounting firm all material communications between our management and our independent registered public accounting firm;
•	reviewing, updating and recommending to our Board of Directors changes to our code of business conduct and ethics;
•
overseeing the integrity of our information technology systems, processes and data and reviewing and assessing with management the adequacy of security for such technology systems, processes and data; and

•	establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.
The Audit Committee is currently composed of three directors: Ms. Lovell, Mr. McGuire and Mr. Conrades, who serves as Chair. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Audit Committee met four times during fiscal year 2022. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.cyclerion.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq rules).
The Board of Directors has also determined that Mr. Conrades qualifies as an “audit committee financial expert,” as defined under applicable SEC rules. The Board made a qualitative assessment of Mr. Conrades’ level of knowledge and experience based on a number of factors, including his formal education and prior experience as chief executive officer of two public reporting companies.
Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to, among other things, administer the Company’s compensation policies and human resources philosophy, and to enable the Company to attract and motivate qualified personnel and advise the Board regarding, and facilitate the Board’s oversight of, the compensation of members of the Board and the Company’s CEO and other executive officers. The Compensation Committee is responsible for, among other duties:
•
reviewing and recommending to the Board annually corporate goals and objectives relevant to executive officer compensation and evaluating and approving the performance of executive officers in light of those goals and objectives;

•
reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment and any other forms of executive compensation;

•	reviewing and approving our chief executive officer’s compensation based on its evaluation of our chief executive officer’s performance;
•
reviewing and making recommendations to our Board of Directors, or approving, any contracts or other transactions with our current or former executive officers, including consulting arrangements, employment contracts, severance or termination arrangements and loans to employees;

•
overseeing and administering our incentive compensation plans and equity-based plans and recommending to our Board of Directors the adoption of new incentive compensation plans and equity-based plans and any amendments to our existing plans;

•
reviewing the compensation and benefits paid to directors for service on our Board of Directors and the committees of our Board of Directors and recommending any changes in such compensation and benefits to our Board of Directors;

•	reviewing our management succession and development plans, including plans with respect to our chief executive officer; and
•
reviewing and discussing with management any compensation related material required to be included in our filings with the SEC and recommending to our Board of Directors whether such compensation related material should be included in such filings.

The Compensation Committee is currently composed of three directors: Mr. Conrades, Ms. Lovell, and Dr. Isacson, who serves as Chair. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards), and each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee met four times during fiscal year 2022. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.cyclerion.com.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Pearl Meyer & Partners, LLC (“Pearl Meyer”), the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. Under the Compensation Committee’s charter, it has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and legal, accounting or other advisors that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that such independence assessment be undertaken when the advisers role is limited to consulting on broad based plans generally available to all salaried employees, or providing non-customized information.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Pearl Meyer as its compensation consultant. Our Compensation Committee identified Pearl Meyer based on its general reputation in the industry. The Compensation Committee requested that Pearl Meyer:
•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
Science Committee
The Science Committee of the Board of Directors was created to assist the Board in oversight of the Company’s research and development activities to support the strategic goals of the Company and to recommend key strategic and tactical matters to the Board, in the context of science and research and development.

The Science Committee is responsible for, among other duties:
•	reviewing the overall scientific and research and development strategy of the Company;
•	reviewing the Company’s research and development programs and the Company's attainment of key research and development milestones;
•	reviewing the Company's annual Research & Development allocation of resources to discovery programs;
•	reviewing any relevant external scientific research, discoveries and commercial developments, as appropriate; and
•	reviewing the Company’s overall intellectual property strategies.
The Science Committee is currently composed of four directors: Drs. Hyman, Isacson, De Souza and Mendelsohn, who serves as Chair. All members of the Science Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Science Committee met four times during fiscal year 2022.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other duties:
•	identifying individuals qualified to become members of our Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors;
•	assisting our Board of Directors in recruiting such nominees;
•	recommending to our Board of Directors qualified individuals to serve as committee members;
•	performing an annual evaluation of our Board of Directors;
•	evaluating the need and, if necessary, creating a plan for the continuing education of our directors;
•	evaluating and approving any requests from our executive officers to serve on the board of directors of another for-profit company; and
•	assessing and reviewing our corporate governance guidelines and recommending any changes to our Board of Directors.
The Nominating and Corporate Governance Committee is composed of three directors: Ms. Fanucci, Dr. Mendelsohn and Mr. McGuire, who serves as Chair. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during fiscal 2022. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.cyclerion.com.
It is the policy of the Board that directors should possess strong personal and professional ethics, integrity and values, demonstrate a keen understanding of, and enthusiasm for, the Company, its business and its industry, and be committed to representing the long-term interests of the Company’s stockholders. The composition of the Board should also encompass a range of talents, ages, skills, diversity, business experience and clinical/scientific expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the Company.
When considering potential nominees for director, the Nominating and Corporate Governance Committee looks to maintain a balance of perspectives, qualifications, qualities and skills on the Board, and will look for nominees who exhibit, among other qualities:
•	the highest professional and personal ethics;
•	broad experience in business, the biopharmaceutical industry, government or science;
•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing stockholder value;

•	sufficient time to carry out their duties effectively; their service on other boards of public companies should be limited as set forth in the Company’s corporate governance guidelines;
•	compliance with legal and regulatory requirements;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	except in exceptional cases, satisfy the independence standards established by the Nasdaq listing standards.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders.
The Company is committed to inclusion and diversity within the Board and confirms that its policy of non-discrimination based on race, color, religion, gender, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by applicable law applies in the assessment and selection of all director candidates.
The Nominating and Corporate Governance Committee may use any process it deems appropriate for the purpose of evaluating candidates that is consistent with the policies set forth in its charter, the Company’s Bylaws, the Company’s corporate governance guidelines and its policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third-party references. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Nominating and Corporate Governance Committee evaluate nominees recommended by a stockholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.
Board Diversity Matrix
The following tables summarize certain information regarding the diversity of our Board in accordance with Nasdaq Listing Rule 5605(f). Each term used in the tables has the meaning given to it in such rule and related instructions.
Board Diversity Matrix (as of March 20, 2023)
Board Size:
Total Number of Directors	9
Gender:	Female	Male	Non-Binary	Did not disclose gender
Directors	2	7
Number of Directors who identify in any of the categories below:
African American or Black	1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	6
Two or more races or ethnicities
LGBTQ+			1

Board Diversity Matrix (as of April 26, 2022)
Board Size:
Total Number of Directors	8
Gender:	Female	Male	Non-Binary	Did not disclose gender
Directors	2	6
Number of Directors who identify in any of the categories below:
African American or Black	1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	5
Two or more races or ethnicities
LGBTQ+			1
Stockholder Communications with the Board of Directors
Our Board of Directors will consider any written or electronic communication from our stockholders to the Board, a committee of the Board or any individual director. Any stockholder who wishes to communicate to the Board of Directors, a committee of the Board or any individual director should submit written or electronic communications to our secretary at our principal offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our secretary to the appropriate recipient(s) on a periodic basis, but in any event no later than the Board of Director’s next scheduled meeting. The appropriate recipient(s) will consider and review carefully any communications from stockholders forwarded by our secretary.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted corporate governance guidelines that set forth the responsibilities of the Board of Directors and the qualifications and independence of its members and the members of its standing committees. In addition, our Board of Directors adopted a code of business conduct and ethics setting forth standards applicable to all of our directors, officers and employees. The corporate governance guidelines and code of business conduct and ethics are available on our website at www.cyclerion.com. We expect that any amendment to the code, or any waivers of its requirements, which apply to our chief executive officer, chief financial officer, chief accounting officer, or corporate controller, if any, will be disclosed on our website.

PROPOSAL 2
RATIFICATION OF APPPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board is submitting the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm to the stockholders for ratification at our Annual Meeting. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee has requested the Board submit the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Vote Required for Approval
Ernst & Young LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2023 if the number of votes cast for ratification at the Annual Meeting, by voting in person or by proxy, exceeds the number of votes cast against ratification.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FEES AND OTHER MATTERS
Ernst & Young LLP, the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2022, has served as our independent registered public accounting firm since our formation. We expect a representative from Ernst & Young LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Our Board has asked the stockholders to ratify the appointment by our Audit Committee of Ernst & Young LLP, as our independent registered public accounting firm. See “Proposal 2 — Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm” above.
The following table represents aggregate fees billed to the Company for the years ended December 31, 2022 and 2021 by Ernst & Young LLP, the Company’s principal accountant.
	Year Ended December 31,
	2022	2021
Audit fees	$432,000	$575,650
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$432,000	$575,650
Audit fees were for professional services rendered for the audit of our annual financial statements and reviews of interim financial statements included in our quarterly reports on Form 10-Q, including accounting consultations, as well as for services that are normally provided in connection with regulatory filings or engagements.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such information by reference.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the written disclosures and other communications that the Company’s independent registered pubic accounting firm is required to provide to the Audit Committee, including, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
By the Audit Committee of the Board of Directors of Cyclerion Therapeutics, Inc.
George Conrades (Chair)
Stephanie Lovell
Terrance McGuire

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of March 20, 2023, are as follows:
Name	Age	Position(s) with the Company
Cheryl Gault	43	Chief Operating Officer
Anjeza Gjino	40	Chief Financial Officer and Corporate Secretary
Peter Hecht, Ph.D.	59	Chief Executive Officer and Director
No executive officer is related by blood, marriage or adoption to any other director or executive officer.
Set forth below is certain information with respect to the executive officers who are not directors of the Company.
Cheryl Gault has served as our Chief Operating Officer since January 1, 2021. Ms. Gault joined the Company upon inception, originally as Vice President, Head of Strategy and, since May 2020, as Senior Vice President, Strategy & Corporate Development. Immediately prior thereto, Ms. Gault held various positions at Ironwood including, most recently from February 2017, as Vice President, Commercial Strategy & New Product Planning, and, prior thereto from February 2011, in various new product planning and brand positions. Prior to Ironwood, she was at Genzyme Corporation in a variety of sales and marketing roles in the biosurgery division. Ms. Gault holds a B.S in marketing from Boston College.
Anjeza Gjino has served as our Chief Financial Officer and Corporate Secretary since January 1, 2021. Previously, Ms. Gjino served as the Vice President, Finance of the Company since inception and became Corporate Secretary in December 2019. From November 2012 until joining the Company, Ms. Gjino held various positions at Ironwood. Ms. Gjino’s positions at Ironwood included most recently from February 2018, as Senior Director, Strategy and Corporate Performance, and, prior thereto from September 2015, as Director, Financial Planning and Analysis. Prior to joining Ironwood, Ms. Gjino held other finance positions in the healthcare industry, including most recently at PerkinElmer, Inc. Ms. Gjino holds an M.B.A from the Massachusetts Institute of Technology and a B.S in corporate finance from Bentley University.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2023 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable, exercisable within 60 days of February 28, 2023, or vested and will settle within 60 days of February 28, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The percentage of beneficial ownership in the table below is based on 43,524,894 shares of common stock outstanding as of February 28, 2023.
Beneficial Owner	Number of Shares of Common Stock	Percentage
Officers and Directors
Peter Hecht, Ph.D.(1)	4,219,658	9.7%
Cheryl Gault(2)	330,930	*
Anjeza Gjino(3)	201,211	*
Terrance McGuire(4)	759,343	1.7%
Marsha Fanucci(5)	46,950	*
George Conrades(6)	34,334	*
Ole Isacson, M.D., Ph.D.(7)	32,421	*
Stephanie Lovell(8)	32,421	*
Michael Mendelsohn, M.D.(9)	32,421	*
Steven Hyman, M.D.(10)	10,000	*
Errol De Souza, Ph.D.(11)	10,000	*
All executive officers and directors as a group (11 persons)	5,709,689	13.1%
Stockholders
Slate Path Capital LP(12)	7,157,601	16.4%
FMR LLC (Fidelity)(13)	3,420,963	7.9%
MFN Partners L.P.(14)	3,389,215	7.8%
American Endowment Foundation(15)	2,660,546	6.1%
Artal International S.C.A. / The Invus Group, LLC(16)	2,779,122	6.4%
*	Less than 1%
This table is based upon information supplied by officers, directors and stockholders known by us to be beneficial owners of more than 5% of our common stock, information obtained from Schedules 13G or 13D filed with the SEC and based on information publicly available reporting beneficial ownership of our common stock. Unless otherwise noted below, no stockholder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.
(1)	Includes 2,171,960 shares of common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(2)	Includes 314,380 shares of common stock issuable to Ms. Gault upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(3)	Includes 167,562 shares of common stock issuable to Ms. Gjino upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(4)
Includes 30,000 shares of common stock issuable to Mr. McGuire upon the exercise of options that are exercisable within 60 days following February 28, 2023. Includes 697,313 shares of common stock held by Polaris Partners VIII, L.P., 24,957 shares of common stock held by Polaris Entrepreneurs Fund VIII, L.P., 162 shares of common stock held by Polaris Venture Management Co. II, L.L.C. and 6,911 shares of common stock held by Bartlett Partners, LLC. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.
(5)	Includes 30,000 shares of common stock issuable to Ms. Fanucci upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(6)	Includes 30,000 shares of common stock issuable to Mr. Conrades upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(7)	Includes 30,000 shares of common stock issuable to Dr. Isacson upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(8)	Includes 30,000 shares of common stock issuable to Ms. Lovell upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(9)	Includes 30,000 shares of common stock issuable to Dr. Mendelsohn upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(10)	Includes 10,000 shares of common stock issuable to Dr. Hyman upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(11)	Includes 10,000 shares of common stock issuable to Dr. De Souza upon the exercise of options that are exercisable within 60 days following February 28, 2023.
(12)
Based solely upon the information provided by Slate Path Capital LP (“Slate Path”), in a Schedule 13G filed on January 13, 2023, reporting as of December 31, 2022. Slate Path is the investment manager of Slate Path Master Fund LP (the “Slate Path Fund”) and, accordingly, may be deemed to beneficially own the shares held directly by the Slate Path Fund. David Greenspan (“Mr. Greenspan”) is the managing partner of Jades GP, LLC, which is the general partner of Slate Path, and, accordingly, may be deemed to beneficially own the shares held directly by the Slate Path Fund.

(13)
Based solely upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 9, 2023, reporting as of December 31, 2022. FMR has beneficial ownership of all the shares, for which it has sole voting power with respect to 3,420,960 shares and sole dispositive power with respect to all of the shares. FMR reported its beneficial ownership on behalf of itself, Fidelity Management & Research Company LLC, Fidelity Management Trust Company and Strategic Advisors LLC. Ms. Abigail Johnson is also deemed to be the beneficial owner of these shares as the director and managing member of FMR.

(14)
Based solely upon the information provided by MFN Partners, LP (“MFN”), in a Schedule 13G/A filed on February 9, 2022, reporting as of December 31, 2021. The general partner of MFN is MFN Partners GP, LLC (“MFN GP”). The Investment manager of MFN is MFN Partners Management, LP (“MFN Management”). The general partner of MFN Management is MFN Partners Management, LLC (“MFN LLC”). Farhad Nanji and Michael DeMichele are members of MFN GP and MFN LLC.

(15)	Based solely upon the information provided by American Endowment Foundation in a Schedule 13G/A filed on February 5, 2021, reporting as of December 31, 2020.
(16)
Based solely upon the information provided by Artal International S.C.A. in a Schedule 13G/A filed on February 11, 2022, reporting as of December 31, 2021. Invus Public Equities, L.P. (“Invus Public Equities”) directly held 2,768,069 shares. Invus Public Equities Advisors, LLC (“Invus PE Advisors”), as the general partner of Invus Public Equities, controls Invus Public Equities and, accordingly, may be deemed to beneficially own the shares held by Invus Public Equities. Artal Treasury Limited (“Artal Treasury”), as the managing member of Invus PE Advisors, controlled Invus PE Advisors and, accordingly, may be deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own. Invus, L.P. directly held 11,053 shares. Invus Advisors, L.L.C. (“Invus Advisors”), as the general partner of Invus, L.P., controls Invus, L.P. and, accordingly, may be deemed to beneficially own the shares held by Invus, L.P. Artal International S.C.A. (“Artal International”), (i) as its Geneva branch is the sole stockholder of Artal Treasury, controls Artal Treasury and, accordingly, may be deemed to beneficially own the 2,768,069 shares that Artal Treasury may be deemed to beneficially own, and (ii) as the managing member of Invus Advisors, controls Invus Advisors and, accordingly, may be deemed to beneficially own the 11,053 shares that Invus Advisors may be deemed to beneficially own. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and, accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group, as the parent company of Artal International Management, controls Artal International Management and, accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group S.A. (“Artal Group”), controls Artal Group and, accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as the majority stockholder of Westend, controls Westend and, accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. Mr. Wittouck, as the sole member of the board of the Stichting, controls the Stichting and, accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. Effective as of February 9, 2022, in connection with an internal reorganization, Artal Treasury ceased to be the managing member of Invus PE Advisors, and the Geneva branch of Artal International, the sole stockholder of Artal Treasury, became the managing member of Invus PE Advisors and, accordingly, may be deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own. Effective as of such date, Artal Treasury is no longer deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own.

SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, as well as an exemption from the requirement to hold a non-binding advisory vote on executive compensation. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which we refer to as our “named executive officers” or our “NEOs.”
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by, and paid to our named executive officers with respect to the years ended December 31, 2022 and December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter Hecht, Ph.D., Chief Executive Officer	2022	100,000	—	481,683	—	8,574	590,257
	2021	100,000	—	—	—	8,220	108,220
Cheryl Gault Chief Operating Officer	2022	427,365	85,500	128,048	—	3,693	644,606
	2021	394,615	—	150,910	110,600	8,220	664,345
Anjeza Gjino(5) Chief Financial Officer and Corporate Secretary	2022	407,654	81,500	128,048	—	8,220	625,421
(1)
Represents the portion of the recognition bonus for Ms. Gault and Ms. Gjino that was earned on December 31, 2022. See “Recognition Bonuses” in “Narrative to Summary Compensation Table” below for more information about the recognition bonuses.

(2)
Reflects the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 8 to our consolidated and combined financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10-K that we filed with the SEC on March 22, 2023. All values reported exclude the effects of potential forfeitures.

(3)	Represents cash incentive bonuses paid in the following year for performance in the identified year.
(4)	Consists of amounts for 401(k) plan matching contributions and work from home stipend.
(5)	Ms. Gjino became a named executive officer in calendar year 2022, therefore only calendar year 2022 information is provided.
Narrative to Summary Compensation Table
The Compensation Committee of our Board of Directors determines our executives’ compensation and determines the compensation of our named executive officers. For 2022, our Compensation Committee reviewed and discussed management’s proposed compensation with the Chief Executive Officer for all executives other than himself. Based on those discussions and its discretion, the Compensation Committee then approved the compensation of each executive officer without members of management present. The three primary elements of our executive officer compensation program are annual base salary, non-equity incentive plan compensation, and long-term equity incentive compensation. In addition, for 2022, the Compensation Committee approved one-time cash recognition bonuses for certain of our named executive officers.
Annual Base Salary
The annual base salaries of our named executive officers have been determined and approved (and are periodically reviewed) by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have been set at levels deemed necessary to attract and retain individuals with superior talent and are in line with base salaries of similar roles at our peer group companies.

Dr. Hecht’s annual base salary is $100,000. We recognize that Dr. Hecht’s cash compensation is well below his market peers, based on competitive analysis performed by and advice from Pearl Meyer, but believe that the emphasis on stock ownership significantly aligns his interests with those of our fellow stockholders’ and the creation of long-term stockholder value. In lieu of cash bonuses or salary increases, our Compensation Committee has granted Dr. Hecht stock options to keep his overall compensation competitive with that of our peers. In January 2022, Dr. Hecht was granted 52,950 stock options under our 2019 Equity Incentive Plan (“2019 Equity Plan”) that were intended to make up for his below-market total cash compensation for 2022 and provide him with a market-aligned total compensation package. This award vests and becomes exercisable over twelve equal monthly installments over a one-year period on each monthly anniversary of January 3, 2022. The Compensation Committee intends to revisit the CEO total compensation package each year for continued appropriateness.
The annual base salary for 2022 for Ms. Gault was $428,000 and for Ms. Gjino was $408,000.
Non-Equity Incentive Plan Compensation
The Compensation Committee develops a performance-based bonus program. For 2022, the Compensation Committee determined that each named executive officer’s performance bonus should be based on their contribution towards achievement of corporate goals. Under the 2022 annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage attainment, as determined by the Compensation Committee, of our 2022 corporate goals established by the Compensation Committee in its sole discretion and communicated to each officer. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance, or other factors as determined appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity and may earn more or less than the annual target amount based on the Company’s performance.
For 2022, Dr. Hecht had a target bonus opportunity of 50% of his annual base salary, and Ms. Gault and Ms. Gjino, each had a target bonus opportunity of 40% of their respective annual base salaries. No annual bonuses were earned under the annual performance bonus program for 2022.
Recognition Bonuses
In 2022, the Compensation Committee approved cash recognition bonuses for Ms. Gault and Ms. Gjino of $171,000 and $163,000, respectively, to recognize them for their continued outstanding service to the Company. Pursuant to the terms of the recognition bonus agreements entered into with each of Ms. Gault and Ms. Gjino, fifty percent (50%) of the bonus is earned if Ms. Gault and Ms. Gjino remain employed through December 31, 2022, and fifty percent (50%) of the bonus is earned if Ms. Gault and Ms. Gjino remain employed through March 31, 2023, with each portion of the bonus payable at the time earned.
Equity-Based Awards
Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional incentive measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and are typically awarded annual grants in line with the practice of our peer group. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
In 2022, Dr. Hecht, Ms. Gault and Ms. Gjino were awarded nonqualified stock option grants under our 2019 Equity Plan of 430,000, 135,000 and 135,000 stock options, respectively, in recognition of their outstanding service to the Company during 2021. These stock option awards vest and become exercisable over forty-eight equal monthly installments over a four-year period on each monthly anniversary of January 20, 2022, subject to their respective continued employment on each such date.

Outstanding Equity Awards as of December 31, 2022
		Option Awards					Stock Awards
Name	Footnote	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(8)
Peter Hecht, Ph.D.	(1)	43,679	—	43,679	28.80	2/1/2023	—	—
	(1)	37,972	—	37,972	31.08	3/3/2024	—	—
	(1)	56,500	—	56,500	17.20	3/16/2025	—	—
	(1)	223,893	—	223,893	22.56	3/1/2026	—	—
	(1)	344,777	—	344,777	36.94	2/27/2027	—	—
	(1)	380,330	—	380,330	32.04	2/21/2028	—	—
	(1)	838,906	18,924	857,830	28.42	1/29/2029	—	—
	(2)	—	15,000	15,000	2.01	11/22/2029	—	—
	(2)	—	30,000	30,000	2.01	11/22/2029	—	—
	(2)	—	30,000	30,000	2.01	11/22/2029	—	—
	(3)	74,786	79,060	153,846	2.65	3/31/2030	—	—
	(4)	48,537	4,413	52,950	1.78	1/3/2032	—	—
	(5)	98,541	331,459	430,000	1.21	1/20/2032	—	—
Cheryl Gault	(1)	526	—	526	14.40	2/1/2023	—	—
	(1)	257	—	257	11.95	12/16/2023	—	—
	(1)	1,379	—	1,379	31.08	3/3/2024	—	—
	(1)	1,999	—	1,999	29.74	11/3/2024	—	—
	(1)	975	—	975	17.20	3/16/2025	—	—
	(1)	1,254	—	1,254	23.22	8/3/2025	—	—
	(1)	8,804	—	8,804	24.22	12/15/2025	—	—
	(1)	5,533	—	5,533	22.56	3/1/2026	—	—
	(1)	9,526	—	9,526	34.66	12/16/2026	—	—
	(1)	13,609	—	13,609	36.94	2/27/2027	—	—
	(1)	7,310	—	7,310	38.08	3/1/2027	—	—
	(1)	4,589	—	4,589	34.62	12/15/2027	—	—
	(1)	42,623	—	42,623	32.04	2/21/2028	—	—
	(1)	62,916	1,420	64,336	28.42	1/29/2029	—	—
	(2)	—	30,000	30,000	2.01	11/22/2029	—	—
	(2)	—	30,000	30,000	2.01	11/22/2029	—	—
	(2)	—	15,000	15,000	2.01	11/22/2029	—	—
	(5)	28,437	6,563	35,000	10.10	9/6/2029	—	—
	(5)	39,062	35,938	75,000	2.48	11/4/2030	—	—
	(5)	25,000	75,000	100,000	1.93	12/9/2031	—	—
	(5)	30,937	104,063	135,000	1.21	1/20/2032	—	—
Anjeza Gjino	(1)	30	—	30	14.40	2/1/2023	—	—
	(1)	300	—	300	12.68	12/2/2023	—	—
	(1)	250	—	250	11.95	12/16/2023	—	—
	(1)	540	—	540	15.54	3/3/2024	—	—
	(1)	1,000	—	1,000	14.87	11/3/2024	—	—
	(1)	340	—	340	17.20	3/16/2025	—	—
	(1)	402	—	402	23.04	10/1/2025	—	—
	(1)	3,773	—	3,773	22.56	3/1/2026	—	—
	(1)	23,909	539	24,448	28.42	1/29/2029	—	—
	(2)	—	15,000	15,000	2.01	11/22/2029	—	—
	(2)	—	30,000	30,000	2.01	11/22/2029	—	—
	(2)	—	30,000	30,000	2.01	11/22/2029	—	—
	(5)	14,218	3,282	17,500	10.10	9/6/2029	—	—
	(5)	39,062	35,938	75,000	2.48	11/4/2030	—	—
	(5)	25,000	75,000	100,000	1.93	12/9/2031	—	—
	(5)	30,937	104,063	135,000	1.21	1/20/2032	—	—
	(6)	—	—	—	—	—	2,916	1,913
	(7)	—	—	—	—	—	1,077	707
(1)
The options represent outstanding Ironwood equity awards that were converted into Cyclerion options at the time of the separation in accordance with an employee matters agreement dated as of March 30, 2019, that we entered into with Ironwood in connection with our separation from Ironwood in 2019. The unvested options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.

(2)
The options vest and become exercisable upon the attainment of both performance-based and service-based hurdles as follows: (i) 20% of the shares subject to the option, if the average closing price of the common stock reported by Nasdaq for any thirty (30) consecutive trading days equals or exceeds $10; plus an additional (ii) 40% of the shares subject to the option, if the average closing price equals or exceeds $20; plus an additional (iii) 40% of the shares subject to the option, if the average closing price equals or exceeds $30; in each case, subject to the continuous employment or service through the later of the date that the performance hurdles set forth above are attained (but no later than December 31, 2024) and December 31, 2021. To the extent any options remain unvested as of December 31, 2024, they will be cancelled.

(3)	The options vest and become exercisable over seventy-two equal monthly installments over a six-year period on each monthly anniversary of January 1, 2020.
(4)	The options vest and become exercisable in twelve monthly installments over a one-year period on each monthly anniversary of January 3, 2022.
(5)	The options vest and become exercisable as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.
(6)	The restricted stock units vest 25% annually until fully vested on August 10, 2023.
(7)	The restricted stock units vest 25% annually until fully vested on February 23, 2023.
(8)	Market value is based on the closing market price of the Company’s common stock on December 31, 2022, which was $0.656 per share.
Retirement Benefits and Other Compensation
Our named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance, disability benefits, and work from home stipends, in each case on the same basis as our other employees. We maintain a 401(k)-plan intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, which our named executive officers are eligible to participate in on the same basis as our other employees. The 401(k) plan has a 75% matching company contribution on the first $8,000 of an employee’s annual contribution. Our named executive officers did not participate in, or otherwise receive any other benefits under any pension, retirement or deferred compensation plan sponsored by us (other than our 401(k) plan, as mentioned above) during 2022. We generally do not provide perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers in 2022.
Agreements with our Named Executive Officers
On April 1, 2019, the Company entered into employment offer letters with Dr. Hecht, Ms. Gault and Ms. Gjino. The employment offer letters provide for the basic terms and conditions of the named executive officers’ employment.
On September 23, 2019, the Compensation Committee adopted the Cyclerion Therapeutics, Inc. Executive Severance Plan which originally became effective on October 1, 2019, and was amended and restated on April 19, 2022 (the plan, as amended and restated, the “Severance Plan”). Pursuant to the Severance Plan, the Company provides severance pay and other benefits to employees of the Company at the level of vice president or above (each, a “participant”), in the event of such participant’s termination under certain circumstances described therein. Each of Dr. Hecht, Ms. Gault and Ms. Gjino are eligible to participate in the Severance Plan.
Under the terms of the Severance Plan, the Company will provide a participant with the severance payments set forth below if such participant’s employment with the Company is terminated other than for cause, death or disability, or by such participant for good reason (a “qualifying termination”) and not during the period (A) beginning three months prior to the earlier of the date the Company (a) first publicly announces it is conducting negotiations related to a change in control, or (b) enters into a definitive agreement that would result in a change in control and (B) ending on the earlier of (x) 12 months after the change of control or (y) the date on which the Company announces that the definitive agreement has been terminated or on which the Company abandoned its efforts to consummate such change in control (such period, the “change in control protection period”):
(i)
an amount in cash equal to such participant’s annual base salary payable in installments in accordance with the Company’s normal payroll practices during the twelve-month period (for participants above the SVP level), six-month period (for participants at the SVP level) and five-month period (for participants at the VP level) following the effective date of such participant’s termination from the Company;

(ii)
an amount in cash equal to such participant’s pro-rated annual cash incentive for the year of termination of employment, based on actual performance (or, if the terms of such participant’s annual cash incentive have not yet been determined for the year of termination, an amount in cash equal to the participant’s pro-rated annual cash incentive for the year prior to the year of termination of employment, based on target) (“pro-rated annual cash incentive”) payable in a lump sum payment; and

(iii)
for a period not longer than the applicable severance period, reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company.

Additionally, pursuant to the Severance Plan, if a participant experiences a qualifying termination during the change in control protection period, the Company will provide such participant with payment of the following:
(i)
a lump-sum payment in cash equal to 1.5 times (for the CEO), 1.0 times (for participants above the SVP level other than the CEO), 0.75 times (for participants at the SVP level) and 0.5 times (for participants at the VP level) the sum of such participant’s annual base salary and target annual bonus;

(ii)	a lump-sum payment in cash equal to such participant’s pro-rated annual cash incentive;
(iii)
for a period not longer than eighteen months (for the CEO), twelve months (for participants above the SVP level other than the CEO), nine months (for participants at the SVP level) and six months (for participants at the VP level), reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company; and

(iv)	acceleration of all unvested time-based equity awards as of the later to occur of the change of control or such participant’s effective date of termination.
The Severance Plan further provides that if a participant’s employment with the Company is terminated on account of death or disability, such participant (or such participant’s estate in the event of death) will be entitled to a lump-sum payment in cash equal to such participant’s pro-rated annual cash incentive and, for a period of not longer than twelve months (for participants above the SVP level), six months (for participants at the SVP level), and five months (for participants at the VP level), reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company.
The severance benefits payable to a participant under the Severance Plan are subject to: (i) the execution and non-revocation of a general release of claims in favor of the Company, which such release contains certain non-competition covenants; (ii) such participant’s compliance with all confidentiality obligations to the Company and all restrictive covenants; (iii) a six-month delay to the extent required under Section 409A of the U.S. Internal Revenue Code of 1986, as amended; and (iv) reduction to the minimum extent necessary to avoid any excise tax on the “parachute payments,” but only if such reduction would put the participant in a better after-tax position than the participant would be in if the participant received the full amount of the severance benefits and paid the excise tax. With respect to each participant, the Severance Plan supersedes all severance, separation notice or termination benefits under any other employment, severance or change in control policy, plan agreement or practice of the Company.

DIRECTOR COMPENSATION
We provide compensation to our non-employee directors that is designed to enable us to attract and incentivize high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our stockholders.
Our directors who are our full-time employees receive no additional compensation for service as a member of our Board of Directors. As a result, Dr. Hecht is not compensated for his service as a member of our Board of Directors. Dr. Hecht’s compensation for his service as our Chief Executive Officer is described above in the section of this proxy statement entitled “Executive Compensation.”
Under our Non-Employee Director Compensation Policy (as amended and restated as of December 17, 2021), our non-employee directors’ compensation consists of the following:
•	an annual cash retainer for each non-employee director of $35,000;
•	an additional cash retainer for the Chair of the Board of $30,000;
•
an additional cash retainer for each member of the Audit Committee, Compensation Committee, Science Committee, and Nominating and Corporate Governance Committee of $7,500, $5,000, $5,000 and $4,000, respectively;

•
an additional cash retainer for each Chair of the Audit Committee, Compensation Committee, Science Committee and Nominating and Corporate Governance Committee of $7,500, $5,000, $5,000 and $4,000, respectively;

•	annual stock option awards of 20,000 shares of the Company’s common stock under our 2019 Equity Plan; and
•	an initial stock option award of 40,000 shares of the Company’s common stock under our 2019 Equity Plan upon a non-employee director’s commencement of service on the Board.
The following table sets forth information regarding compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2022:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
George Conrades	50,000(2)	8,530	58,530
Marsha Fanucci	69,000(3)	8,530	77,530
Steve Hyman, M.D.	16,667(4)	35,969	52,635
Ole Isacson, M.D., Ph.D.	45,000(5)	8,530	53,530
Stephanie Lovell	46,250(6)	8,530	54,780
Terrance McGuire	50,500(7)	8,530	59,030
Michael Mendelsohn, M.D.	49,000(8)	8,530	57,530
Errol DeSouza, Ph.D.	50,000(9)	8,530	58,530
(1)
On June 14, 2022, each non-employee director (other than Dr. Hyman) was granted an annual stock option award to purchase 20,000 shares of the Company's common stock having an exercise price per share equal to the closing price on the grant date or $0.53 per share. These stock option awards vest in full on the first anniversary of the grant date subject to the terms and conditions of the stock option award agreement and are all outstanding as of December 31, 2022. On July 25, 2022, in connection with Dr. Hyman’s joining the Board, he was granted a pro-rata annual stock option award to purchase 17,753 shares of the Company’s common stock and an initial stock option award to purchase 40,000 shares of the Company’s common stock, each at an exercise price per share equal to the closing price on the grant date or $0.78 per share. Dr. Hyman’s annual stock option award vests in full on the first anniversary of the grant date and his initial stock option award vests in 36 equal monthly installments over a three-year period following the date of grant, in each case, subject to the terms and conditions of the stock option award agreement and are all outstanding as of December 31, 2022. The amounts in the above table reflect the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 8 to our consolidated and combined financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10-K that we filed with the SEC on March 22, 2023. All values reported exclude the effects of potential forfeitures.

(2)	Mr. Conrades received this compensation for his service on our Board and as Chair of the Audit Committee.

(3)	Ms. Fanucci received this compensation for her service as Chair of our Board and as a member of the Nominating and Corporate Governance Committee.
(4)	Dr. Hyman commenced service on our Board on July 25, 2022. Dr. Hyman received this compensation for his service on our Board and as a member of the Science Committee.
(5)	Dr. Isacson received this compensation for his service on our Board and as a member of the Compensation Committee and as a member of the Science Committee.
(6)	Ms. Lovell received this compensation for her service on our Board and as a member of the Audit Committee and Compensation Committee.
(7)	Mr. McGuire received this compensation for his service on our Board, as a member of the Audit Committee and as Chair of the Nominating and Corporate Governance Committee.
(8)	Dr. Mendelsohn received this compensation for his service on our Board and as a member of the Nominating and Corporate Governance Committee and as Chair of the Science Committee.
(9)	Dr. De Souza received this compensation for his service on our Board, as a member of the Science Committee and as Chair of the Compensation Committee.

TRANSACTIONS WITH RELATED PARTIES
AND INDEMNIFICATION
Related Person Transactions Policy
We have a written related person transactions policy (the “Policy”) that governs the review and approval of related party transactions. Pursuant to the Policy and the charter of the Audit Committee, the Audit Committee will review and approve or disapprove all related person transactions that, under the rules of the SEC, are required to be disclosed in our proxy statement. In its review, the Audit Committee will consider, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
The Policy provides that no director will participate in any discussion or approval pursuant to the Policy of a related person transaction for which he or she (or an immediate family member, as defined in the Policy) is a related person, except that the director will provide all material information concerning the related person transaction to the Audit Committee.
The Policy also provides that if a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee will periodically review and assess ongoing relationships with the related person to confirm that they are in compliance with the Audit Committee’s guidelines and that the related person transaction remains appropriate.
Certain Related-Party Transactions
There have not been any transactions or series of transactions since January 1, 2022, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. There have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Massachusetts law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Massachusetts law and our Bylaws.

PROPOSAL 3
TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT
General
We are seeking stockholder approval of a proposal to grant the Board discretionary authority to amend our Restated Articles of Organization to effect a reverse stock split of the issued and outstanding shares of our common stock, at any time within one year after stockholder approval is obtained, by a ratio of not less than 1-for-5 and not more than 1-for-20, with the exact ratio to be set within this range as determined by our Board in its sole discretion. The full text of the proposed amendment to our Restated Articles of Organization is attached to this proxy statement as Annex A. Our Board of Directors unanimously approved, and recommended seeking stockholder approval of, this proposal on March 9, 2023.
If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect the reverse stock split. The Board may effect only one reverse stock split as a result of this authorization. The Board believes that approval of this discretion provides the Board with maximum flexibility to react to prevailing market conditions and future changes to our stock price, and therefore better enables us to act in the best interests of our stockholders. Even if the stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of stockholders.
The Board’s decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock and compliance with the continued listing requirements of the Nasdaq Capital Market. In particular, the Board will take into consideration the fact that we have received notice from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market that we will be delisted from the Nasdaq Capital Market if we do not meet the minimum bid price requirement of $1.00 per share by May 29, 2023, and that it intends to take appropriate action to avoid that delisting.
The form of the proposed amendment to our Restated Articles of Organization to effect the reverse stock split will not change the number of authorized shares of common stock, the par value of our common stock or the relative voting power of our stockholders. The reverse stock split, if effected, will affect all of our holders of common stock uniformly, except with respect to the payment of cash in lieu of fractional shares.
The reverse stock split is not part of any plan or proposal to take us private. To the contrary, the reverse stock split is intended to enable us to remain public and for our securities to remain tradable on the Nasdaq Capital Market.
There are certain risks associated with the reverse stock split, and we cannot accurately predict or assure that the reverse stock split will produce or maintain the desired results. For more information on the risks, see the section below entitled “Certain Risks Associated with the Reverse Stock Split”. However, our Board believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of the Reverse Stock Split Proposal.
Reasons for the Reverse Stock Split
The primary purpose for effecting the reverse stock split is to increase the per share price of our common stock. The Board of Directors believes that effecting the reverse stock split would, among other things, help us:
•	maintain the listing of our common stock on the Nasdaq Capital Market; and
•	generate greater investor interest in us and assist in capital-raising efforts.
The reverse stock split would reduce the number of shares of our common stock outstanding without reducing the total number of authorized shares of common stock. As a result, the reverse stock split would also have the effect of increasing the number of shares of our authorized but unissued common stock.
Continued Listing on the Nasdaq Capital Market
On June 1, 2022, the Company received a notice from the Staff notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company's common stock listed on the Nasdaq

Global Select Market has been below the minimum $1.00 per share required for continued listing on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”).
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days, or until November 28, 2022, to regain compliance with the Bid Price Requirement. The Company did not regain compliance with the Bid Price Requirement by the initial compliance date. On November 29, 2022, however, the Staff notified the Company of its eligibility for an additional 180 calendar day period, or until May 29, 2023 (the “Extended Compliance Date”), to regain compliance with the Bid Price Requirement. This determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the Bid Price Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. Effective November 25, 2022, the Company transferred its listing of the Company’s common stock from the Nasdaq Global Select Market to the Nasdaq Capital Market, a continuous trading market that operates in substantially the same manner as the Nasdaq Global Select Market. The Company’s common stock continues to trade under the symbol “CYCN”.
If at any time before May 29, 2023, the bid price of the Company’s common stock closes at a $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will ordinarily provide written notification to the Company that it has regained compliance with the Bid Price Requirement. If the Company does not regain compliance with the Bid Price Requirement by May 29, 2023, the Company’s stock will be subject to delisting.
Since June 1, 2022 we have been unable to regain compliance with the Bid Price Requirement, and on March 20, 2023 our common stock closed at $0.55 per share. The Board of Directors unanimously approved the reverse stock split partly as a means of increasing the share price of our common stock to above $1.00 per share. We believe that approval of this proposal will provide us with the ability to meet the continued listing requirements for the Nasdaq Capital Market. If the Board decides to effect the reverse stock split, it will seek to set the applicable ratio to increase our stock price sufficiently above the $1.00 minimum bid price required for continued listing on the Nasdaq Capital Market so that we would not be faced with delisting for failure to meet the Bid Price Requirement absent a significant percentage decline in our stock price.
If our common stock were delisted from the Nasdaq Capital Market, the stock would then be eligible for quotation on the Over-The-Counter (OTC) Bulletin Board maintained by Nasdaq, another over-the-counter quotation system or the “pink sheets”. If that occurs, the liquidity and marketability of shares of our common stock would decrease. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock were to be delisted and the trading price of the common stock were to continue to be less than $1.00 per share, trading in our common stock would be subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers might discourage broker-dealers from effecting transactions in our common stock, which might further reduce the liquidity of our common stock. For these reasons, we believe that current and prospective investors will view an investment in our common stock more favorably if the shares remain listed on the Nasdaq Capital Market than if our common stock trades only on the OTC Bulletin Board or similar trading systems.
If our common stock’s closing bid price satisfies the Bid Price Requirement prior to approval of this proposal, we may still effect the reverse stock split if stockholders approve this proposal and if our Board of Directors determines that effecting the reverse stock split would be in the best interests of us and our stockholders.
Increased Investor Interest and Assistance in Capital-Raising Efforts
In addition to the investor-related benefits of continued listing on the Nasdaq Capital Market, an increase in our stock price may make our common stock more attractive to members of the investor community. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. By increasing the price of our common stock, the Board believes that a reverse stock split may increase the number of potential investors and the level of investor interest in our common stock.
The Board also believes that a reverse stock split may also facilitate our efforts to raise the additional capital that is needed to fund our continued operations. A reverse stock split would increase the number of authorized but unissued shares from which we may issue additional shares of common stock, or securities convertible into or exercisable for shares of common stock, in equity financing transactions. We have no immediate intended uses for the additional shares that would be available for issuance following the reverse stock split. However, based on our current cash needs, we will require additional funding to advance any of our product candidates beyond the immediate short-term. Accordingly, we are considering several additional sources of capital, including potential collaborations, strategic investors and the issuance of additional equity or debt securities, although as of the date of this proxy statement, no such plans, agreements or understandings are in place with respect to any of these potential sources of funds.
Certain Risks Associated with the Reverse Stock Split
Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. There can be no assurance that the total market capitalization of our common stock (the aggregate value of our common stock at the then-market price) after the implementation of the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per-share market price of our common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding. Even if the bid price of our common stock exceeds the Bid Price Requirement after the reverse stock split, the price may not remain above the Bid Price Requirement for the number of trading days required to regain compliance and there can be no assurance that we will continue to meet the other continued listing requirements of the Nasdaq Capital Market. Companies that effectuate a reverse stock split often experience a continued decline in the market price of their common stock after the reverse stock split. The rules of the Nasdaq Stock Market limit to 1-for-250 the aggregate cumulative reverse stock split that may be effectuated in any two-year period in order to maintain a listing; accordingly, if we fail to meet the Bid Price Requirement after the reverse stock split, we may be unable to implement any additional reverse stock splits that may be necessary to satisfy that requirement.
Any increase in our common stock price resulting from the reverse stock split, even if maintained, may not attract institutional investors, investment funds or other investors and may not satisfy the investing guidelines of such investors, and, consequently, the trading liquidity of our common stock may not improve.
Principal Effects of the Reverse Stock Split
The reverse stock split will decrease the number of our issued and outstanding shares of common stock in accordance with the exchange ratio determined by the Board of Directors. The reverse stock split will be effected simultaneously for all of our common stock, and the exchange ratio will be the same for all shares of common stock. The reverse stock split will affect all of our stockholders uniformly and will not adversely affect or dilute any stockholder’s percentage ownership interest in us, except adjustments to individual holdings as a result of the payment of cash for fractional shares, as described below. The reverse stock split will not affect the relative voting or other rights that accompany the shares of our common stock. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect our securities law reporting and disclosure obligations, and we will continue to be subject to the periodic reporting requirements of the Exchange Act.
In addition to the change in the number of shares of common stock outstanding, the reverse stock split would have the following effects:
Increase the per share price of our common stock. By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, are uncertain.

Increase in the number of shares of common stock available for future issuance. By reducing the number of shares outstanding without a corresponding reduction in the number of shares of authorized but unissued common stock, the reverse stock split will have the effect of increasing the number of authorized but unissued shares.
The following table reflects the number of shares of common stock that would be outstanding as a result of the effectiveness of the reverse stock split and the approximate percentage reduction in the number of outstanding shares based on 43,524,894 shares of common stock issued and outstanding as of March 20, 2023, the record date. As of the record date, we had 356,475,106 shares of common stock available for issuance. The following table also shows the shares that would be available for issuance at various ratios that the Board may consider if the reverse stock split is effected.
Proposed Reverse Stock Split Ratio	Approximate Percentage Reduction	Approximate Shares of Common Stock to be Outstanding after the Reverse Stock Split	Shares of Common Stock Available for Issuance after the Reverse Stock Split
1-for-5	80%	8,704,978	391,295,022
1-for-10	90%	4,352,489	395,647,511
1-for-20	95%	2,176,244	397,823,756
Although the reverse stock split will not have any dilutive effect on our stockholders, the reverse stock split will reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of our company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. Many stock issuances do not require stockholder approval, and our Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.
Require adjustment to currently outstanding securities exercisable into shares of our common stock. The reverse stock split would effect a reduction in the number of shares of common stock issuable upon the exercise of our outstanding stock options in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options would increase, likewise in proportion to the reverse stock split ratio. The number of shares deliverable upon settlement or vesting of restricted stock units would be similarly affected.
Require adjustment to the number of shares of common stock available for future issuance under our equity incentive plans. In connection with any reverse split, our Board will also make a corresponding reduction in the number of shares available for future issuance under our equity incentive plans so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under our equity incentive plans.
In addition, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the articles of amendment are approved by our stockholders, then our Board, in its sole discretion, will determine whether a reverse stock split is in the best interests of us and our stockholders, taking into consideration the factors discussed above. If our Board believes that the reverse stock split is in the best interests of us and our stockholders, our Board will then determine the ratio of the reverse stock split to be implemented.
We will file the articles of amendment with the Secretary of the Commonwealth of the Commonwealth of Massachusetts at such time as our Board has determined the appropriate effective time for the reverse stock split. Upon the filing of the articles of amendment, and without any further action on the part of us or our stockholders, the issued and outstanding shares of common stock held by stockholders of record as of the effective date of the reverse stock split will be converted into a lesser number of shares of common stock calculated in accordance with a reverse stock split ratio of between 1-for-5 and 1-for-20, as selected by our Board and set forth in the articles of amendment. For example, if a stockholder presently holds 100 shares of our common stock, he, she or it would hold 20 shares of common stock following a 1-for-5 reverse stock split, or

5 shares of common stock following a 1-for-20 reverse stock split. Beginning on the effective date of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificate will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.
Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) for exchange unless requested to do so after the stockholders meeting.
Fractional Shares
No fractional shares will be issued in connection with the reverse stock split. Stockholders who hold a number of shares of common stock that cannot be evenly divided by the reverse stock split ratio selected by the Board will receive a cash payment in lieu of any fractional shares that they would otherwise be entitled to receive. In connection with the payment of fractional shares, the Board may elect to either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of our common stock, as reported in the Wall Street Journal on the last trading day immediately prior to the effective date of the reverse stock split (or if such price is not available, the average of the last bid and asked prices of our common stock on such day or such other price determined by our Board of Directors), multiplied by the fractional share amount, or (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date of the reverse stock split at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.
Under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
Accounting Matters
The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio determined by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Additionally, net loss or income per share for all periods presented will increase proportionately as a result of the reverse stock split since there will be a smaller number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split.
Potential Anti-Takeover Effect
Although the increase in the number of authorized and unissued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Stock Split Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the Reverse Stock Split Proposal, the Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of us.
Appraisal Rights for Fractional Shares
Section 13.02(a)(4)(v) of the Massachusetts Business Corporation Act (the “MBCA”) generally provides that a stockholder of a Massachusetts corporation is entitled to appraisal rights, and to obtain payment of the fair value of the stockholder’s shares, in the event of an amendment of the articles of organization that materially and adversely affects rights in respect of the stockholder’s shares because it reduces the number of shares owned by the stockholder to a fraction of a share if the fractional share so created is to be acquired for cash. We have concluded that stockholders may be entitled to assert appraisal rights under Part 13 of the MBCA.
Appraisal rights may offer stockholders the ability to demand payment for such fractional share of common stock if they are dissatisfied with the payment that they are to receive in connection with the reverse stock split. Stockholders who perfect any appraisal rights that they may have and follow certain procedures in the manner prescribed by the MBCA may be entitled to receive from us such cash consideration as may be determined to be due pursuant to Part 13 of the MBCA.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement as Annex B. Please read Part 13 carefully, as exercising appraisal rights involves several procedural steps, and failure to follow each step of the appraisal procedures strictly could result in the loss of appraisal rights. Stockholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.
Only a holder of record of shares of our common stock may exercise appraisal rights, either directly or on behalf of beneficial owners. If you are not a holder of record of our common stock, you must instruct the broker, bank or other nominee who holds shares of our common stock on your behalf to exercise appraisal rights on your behalf. Stockholders who intend to seek appraisal rights must deliver to us, before the vote is taken, written notice of their intent to demand payment if the proposed action is effectuated. Stockholders who intend to seek appraisal rights must not vote such stockholders’ shares in favor of the proposal at the Annual Meeting. Casting a vote against the proposal at the Annual Meeting does not constitute sufficient notice of an intent to demand payment. Stockholders who vote, or cause or permit to be voted, any shares in favor of the proposal at the Annual Meeting will not be entitled to any appraisal rights. Under the MBCA, stockholders who perfect their rights to appraisal, if any, in accordance with Part 13 and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to appraisal rights and to obtain payment of the fair value of their fractional shares, plus interest. Stockholders should be aware that the fair value of such fractional shares of our common stock as determined by Part 13 could be more than, the same as or less than the consideration they would receive pursuant to the reverse stock split if they did not seek appraisal of such fractional shares. Stockholders who wish to exercise appraisal rights, if any, or to preserve their right to do so, should review the preceding discussion and Part 13 carefully. Stockholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, partnerships, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.
The reverse stock split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, subject to the discussion below concerning the treatment of the receipt of cash payments for fractional shares, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged (excluding the amount of such basis that is allocated to any fractional shares for which such stockholder receives cash). The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.
In general, stockholders who receive cash in lieu of any fractional shares of the post-split shares as a result of the reverse stock split will recognize capital gain or loss based on the difference between the amount of cash received and their adjusted basis in the fractional shares. Such capital gain or loss generally should be long term if such pre-split shares were held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
The Company itself will not realize any taxable gain or loss as a result of the reverse stock split.
Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.
Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.
Reservation of Right to Abandon Reverse Stock Split
We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the Commonwealth of the Commonwealth of Massachusetts of the articles of amendment to our Restated Articles of Organization, even if the grant of discretionary authority to effect a reverse stock split has been approved by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split Proposal, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.
Vote Required for Approval
The proposal to grant the Board discretionary authority to amend our Restated Articles of Organization to effect a reverse stock split will be approved if the holders of a majority of all shares entitled to vote at the Annual Meeting, voting in person or by proxy, approve the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT.

PROPOSAL 4

ADJOURNMENT PROPOSAL
The Annual Meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve any of the Election of Directors Proposal, the Auditor Ratification Proposal or the Reverse Stock Split Proposal. The Annual Meeting may be adjourned from time to time to a date that is not more than 120 days after the original record date for the Annual Meeting.
If, at the Annual Meeting, the number of shares of common stock present or represented and voting in favor of the approval of any of the Election of Directors Proposal, the Auditor Ratification Proposal or the Reverse Stock Split Proposal is not sufficient to approve that proposal, we currently intend to move to adjourn the Annual Meeting in order to enable our Board of Directors to solicit additional proxies for the approval of any of the Election of Directors Proposal, the Auditor Ratification Proposal or the Reverse Stock Split Proposal.
In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.
Vote Required for Approval
The proposal to adjourn the Annual Meeting for the purpose of soliciting additional proxies will be approved if the number of votes cast for adjournment at the Annual Meeting, by voting in person or by proxy, exceeds the number of votes cast against adjournment.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL, AS TO THE ADJOURNMENT OF THE MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF ANY OF THE ELECTION OF DIRECTORS PROPOSAL, THE AUDITOR RATIFICATION PROPOSAL OR THE REVERSE STOCK SPLIT PROPOSAL.

GENERAL MATTERS
Availability of Certain Documents
A copy of our proxy statement has been posted on the Company’s website. We will mail without charge, upon written request, a copy of our proxy statement. Please send a written request to our Corporate Secretary at:
Cyclerion Therapeutics, Inc.
245 First Street, 18th Floor
Cambridge, MA 02142
Attention: Corporate Secretary
Stockholder Proposals and Nominations
Our Bylaws provide that, for stockholder nominations to the Board of Directors at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Cyclerion Therapeutics, Inc., 245 First Street, 18th Floor, Cambridge, MA 02142. To be timely for the 2024 annual meeting of stockholders, the stockholder’s notice must be delivered to us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting of stockholders, except that if the 2024 annual meeting of stockholders is set for a date that is more than 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the 60th day prior to the date of the annual meeting (provided that, if fewer than 65 days’ notice or prior public disclosure of the date of the 2024 annual meeting of stockholders is given or made to the stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the 15th day following the day of such notice or public disclosure). Assuming the date of our 2024 annual meeting of stockholders is not so advanced or delayed, stockholders who wish to make a proposal or a director nomination for the 2024 annual meeting of stockholders must notify us no earlier than January 16, 2024 and no later than February 15, 2024. Such notice must provide certain information about the Board nominees, as provided in our Bylaws.
For other stockholder proposals to be considered at an annual meeting of stockholders, our Bylaws provide that the stockholder must, in addition to any other applicable requirements, comply with the requirements of Rule 14a-8 of the Exchange Act. Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received no later than the close of business on    , 2023.
In addition to satisfying the foregoing requirements of our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or by contacting Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, telephone: 1-866-540-7095. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By order of the Board of Directors,

Anjeza Gjino
Chief Financial Officer and Corporate Secretary

, 2023
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2022 is available without charge upon written request to Cyclerion Therapeutics, 245 First Street, 18th Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

ANNEX A
Proposed Amendment to Cyclerion Therapeutics, Inc. Restated Articles of Organization

Form of Amendment to Restated Articles of Organization
to Effect the Reverse Stock Split
Article IV(B) of the Company’s Restated Articles of Organization, as amended, shall be further amended to include the following language as an introductory paragraph to Section 4(B) of the Restated Articles of Organization:
“Effective as of [DATE], at [TIME] (the “Effective Time”), every [# (NUMBER)] shares of Common Stock of the Corporation issued and outstanding immediately before the Effective Time shall automatically, without further action on the part of the Corporation or any holder of Common Stock, be reclassified, combined, converted and changed into [# (NUMBER)] fully paid and nonassessable shares of Common Stock(the “Reverse Stock Split”). Notwithstanding the Reverse Stock Split, the authorized number of shares of Common Stock and the par value of the Common Stock after the Reverse Stock Split shall be the same as in effect immediately before the Reverse Stock Split. No fractional shares shall be issued in the Reverse Stock Split. In lieu of any fractional shares to which a stockholder of record would be entitled as a result of the Reverse Stock Split, the Board of Directors of the Corporation may in its sole discretion pay in money or property the value of any fractional shares or arrange for disposition of fractional shares by the stockholders.”
A-1

ANNEX B
PART 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT
Section 13.01. DEFINITIONS
In this PART the following words shall have the following meanings unless the context requires otherwise:
“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.
“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.
“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.
“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were
(a) listed on a national securities exchange,
(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or
(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.
“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.
“Person”, any individual, corporation, partnership, unincorporated association or other entity.
“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
“Shareholder”, the record shareholder or the beneficial shareholder.
Section 13.02. RIGHT TO APPRAISAL
(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:
(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;
(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:
(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or
(ii) the sale or exchange is pursuant to court order; or
(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;
(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:
(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;
(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;
(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or
(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;
(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;
(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or
(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.
(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.
(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.
(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:
(i) the proposed action is abandoned or rescinded; or
(ii) a court having jurisdiction permanently enjoins or sets aside the action; or
(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.
(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS
(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and
(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
Section 13.20. NOTICE OF APPRAISAL RIGHTS
(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.
Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT
(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.
Section 13.22. APPRAISAL NOTICE AND FORM
(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;
(2) state:
(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);
(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
(iii) the corporation’s estimate of the fair value of the shares;
(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and
(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW
(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).
(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.
Section 13.24. PAYMENT
(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.
(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:
(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and
(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.
Section 13.25. AFTER-ACQUIRED SHARES
(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.
(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):
(1) of the information required by clause (1) of subsection (b) of section 13.24;
(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;
(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.
(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).
Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER
(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.
Section 13.30. COURT ACTION
(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.
(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES
(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or
(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

cyclerion

CYCLERION THERAPEUTICS, INC.
245 FIRST STREET
RIVERVIEW II, 18TH FLOOR
CAMBRIDGE, MA 02142

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CYCLERION THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Errol De Souza, Ph.D.	☐	☐	☐
1b. Peter Hecht, Ph.D.	☐	☐	☐
1c. Steven Hyman, M.D.	☐	☐	☐
1d. Ole Isacson, M.D., Ph.D.	☐	☐	☐
1e. Terrance McGuire	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date